Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Aeries Technology, Inc. on Form S-8 (File No. 333-279191 and File No. 333-288485) and Form S-3 (File No. 333-290655 and File No. 333-294239) of our report dated June 8, 2026 on the consolidated financial statements of Aeries Technology, Inc. and its subsidiaries, appearing in the annual report on Form 10-K of Aeries Technology, Inc. for the year ended March 31, 2026. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Manohar Chowdhry & Associates

Manohar Chowdhry & Associates
Chartered Accountants

Chennai, India

June 8, 2026